Exhibit 99.1

ReachLocal Announces $20 Million Share Repurchase Program

(WOODLAND HILLS, CA) – November 4, 2011 - ReachLocal, Inc. (NASDAQ:RLOC), a leader in local online marketing solutions for small- and medium-sized businesses (SMBs), today announced that its Board of Directors has approved a $20 million share repurchase program.

“We believe that the share repurchase program reflects the continued confidence of the Board and management in the strength of our business, the magnitude of our opportunity and our commitment to increasing shareholder value,” said Zorik Gordon, President and CEO of ReachLocal.  “With our current financial position, we are able to institute the share repurchase program, maintain sufficient capital for operations and innovation, and continue to pursue investment opportunities.” As of September 30, 2011 ReachLocal had more than $94 million of cash, cash equivalents and short-term investments.

Under this program, ReachLocal is authorized to repurchase up to $20 million of its outstanding shares from time to time on the open market or in negotiated transactions. The timing and amounts of any purchases will be based on share price, market conditions and other factors. The program does not require the Company to purchase any specific number of shares and may be suspended or discontinued at management’s discretion at any time without prior notice.

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About ReachLocal, Inc.
ReachLocal, Inc.’s (NASDAQ: RLOC) mission is to help small- and medium-sized businesses (SMBs) acquire, maintain and retain customers via the Internet. ReachLocal offers a comprehensive suite of online marketing solutions, including search engine marketing (ReachSearch™), Web presence (ReachCast™), display advertising (ReachDisplay™) and remarketing, deal commerce (ReachDeals™), online marketing analytics (TotalTrack®), and assisted chat service (TotalLiveChat™), each targeted to the SMB market. ReachLocal delivers this suite of services to SMBs through a combination of its proprietary technology platform and its direct, “feet-on-the-street” sales force of Internet Marketing Consultants and select third party agencies and resellers.  ReachLocal is headquartered in Woodland Hills, CA, with offices throughout North America and in Australia, the United Kingdom, Germany and the Netherlands.

Investor Relations:
Alex Wellins
The Blueshirt Group
(818) 575-6840
alex@blueshirtgroup.com

Media Contact:
David Glaubke
Director of Corporate Communications
ReachLocal, Inc.
(818) 936-9908
dglaubke@reachlocal.com